Exhibit 99.2

                                 January 8, 2001

The York Group, Inc.
Attn: Corporate Secretary
8554 Katy Freeway
Suite 200
Houston, Texas 77024

      Re:   Nominations for Director at the 2001 Annual Meeting of
            Stockholders

Gentlemen:

      The undersigned stockholders of The York Group, Inc. (the "Company") hereby notify the Company of their intent to nominate for election to the board of directors of the Company at the Company's 2001 annual meeting of stockholders each of the persons set forth on Appendix A hereto.

      Accordingly, the undersigned request that the Company:

     1. Provide written confirmation that such persons will be recognized as nominees for election to the board of directors of the Company at the 2001 annual meeting and that the stockholders of the Company will be allowed to vote for such nominees;

     2. Identify such persons as nominees for election to the board of directors in the Company's proxy materials for the 2001 annual meeting of stockholders, each of whom has agreed to serve if elected; and

     3. Provide on the Company's form of proxy delivered to stockholders the ability to vote for such nominees in accordance with applicable Delaware law.

      The undersigned intend to designate a nominee for each position on the board of directors to be filled at the 2001 annual meeting. The undersigned request that they be informed in writing of the number of directors which constitutes the entire board of the Company and the number to be elected at the 2001 annual meeting. If the number of directors to be elected at the 2001 annual meeting exceeds the number of nominees designated herein, the undersigned reserve the right to amend this request to designate additional nominees for election at the 2001 annual meeting and to take such other actions as may be necessary to have all such nominees presented for election at the 2001 annual meeting.

      Attached hereto is a written description of each proposed candidate's qualifications to serve as a director and a written undertaking by each nominee to serve if elected.

                                    Respectfully submitted,

                                    Wilbert, Inc.


                                    /s/ Curtis J. Zamec
                                    ---------------------------
                                    By:  Curtis J. Zamec
                                    Chief Executive Officer
                                     /s/ Marvin Barbee
                                    ---------------------------
                                    Marvin Barbee

                                 APPENDIX A

Nominees for Director

      The following table sets forth the name, age and principal position of each nominee for director to hold office until the 2002 annual meeting of stockholders.

                Name                 Age         Position
                ----                             --------

Terry G. Christenberry                  54       Director
Charles P. Morley                       54       Director
Gregory C. Reichle                      57       Director
Joseph U. Suhor, III                    52       Director
John B. Williams                        56       Director
Curtis J. Zamec                         55       Director


Terry G. Christenberry has been a director of Wilbert, Inc. since December 1997. He has served as president of Christenberry Collet & Company, an investment-banking firm, since 1994. Mr. Christenberry has 32 years business experience, 27 years diversified financial experience, including 10 years in public accounting with a national firm providing business advice and 17 years investment-banking experience.

Charles P. Morley has been a director of Wilbert, Inc. since September 1998. He has been an owner/treasurer of Sabbow & Co., Inc. since 1990. Mr. Morley has 20 years business experience including 10 years in public accounting and 11 years in funeral service.

Gregory C. Reichle has been a director of Wilbert, Inc. since 1977 and has been the owner/CEO of American Wilbert Vault Corp. since 1975. Mr. Reichle has 34 years business experience, including 31 years in the funeral service supply industry. He has also served as an officer and director of four subsidiaries (now sold) of American Wilbert Vault Corp.

Joseph U. Suhor, III has been a director of Wilbert, Inc. since September 1987 and served as Chairman of the Board from September 1995 through September 2000. He has been President/CEO of Suhor Industries, Inc. since 1987. Mr. Suhor has 33 years business experience including 24 years in the funeral service supply and engineering and has nine years in sales and engineering experience outside the funeral industry.

John B. Williams has been a director of Wilbert, Inc. since 1975 and served as Chairman of the Board in 1978 and from 1985 through September 1995. He has been the owner of The Williams Organization since 1975. Mr. Williams has 31 years business experience including 28 years in the funeral service industry.

Curtis J. Zamec has been a director of Wilbert, Inc. since January 1998 and has served as Chairman of the Board since September 2000. He is also President/CEO of Wilbert, Inc. since January 1998. Mr. Zamec has 33 years business experience including 15 years in the funeral service supply industry and 15 years as president of three manufacturing companies.


      Any response to this letter should be sent to Curtis J. Zamec, Wilbert, Inc., P.O. Box 210, Forest Park, IL, 60130-0210, telep